EXHIBIT 10.2
***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
ENERGY STORAGE AGREEMENT
This Energy Storage Agreement (“Agreement”) is entered into as of October 22, 2025 (“Contract Date”) by and between DTE Electric Company, a Michigan corporation with offices at One Energy Plaza, 2101 WCB, Detroit, Michigan 48226 (“Company”), and Green Chile Ventures LLC, a Delaware limited liability company with a principal address of [* * *] (“Customer”). Each of Company and Customer may be referred to herein individually as a “Party” or collectively as the “Parties.” Capitalized terms shall have the meaning set forth in Exhibit C.
RECITALS
WHEREAS:
(A)    (i) Customer and Company have entered into that certain Schedule Designation D11 Primary Supply Agreement (the “PSA”) dated as of the Contract Date whereby Company has agreed to provide Electric Service to Customer’s data center facility (the “Facility”) located in Saline, Michigan (the “Data Center Location”), (ii) RD Michigan Property Owner 1 LLC (“Landlord”) and Company will enter into that certain Line Extension Agreement whereby Company will agree to complete certain distribution system upgrades to serve Customer’s Facility (the “Line Extension Agreement”), and (iii) Customer and Landlord have entered into a certain Lease Agreement dated on or about the Contract Date whereby Customer has agreed to lease the land necessary for the use of the Facility.
(B)    Customer desires to procure up to 1,383 MW of energy storage capacity from Company in MISO’s Zone 7 to facilitate the receipt of Electric Service in an amount equal to the Customer Committed Capacity Ramp within the accelerated timeframe requested by Customer.
(C)    Company desires to develop, construct, own, lease, utilize and/or purchase energy storage assets in MISO’s Zone 7 necessary to provide Electric Service to Customer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, Company and Customer agree as follows:
1.    Project Development
1.1.    Project Agreements. Company shall use commercially reasonable efforts to enter into agreements (including without limitation tolling agreements, purchase and sale agreements, build transfer agreements, development agreements, construction agreements, equipment supply agreements, lease agreements and the like) to develop, construct, lease, utilize, and/or purchase energy storage assets/projects (each, a “Project”) up to 1,383 MWs as Company deems sufficient to enable Company to provide Electric Service to Customer in accordance with the Customer Committed Capacity Ramp (the “Contract Capacity”), (each such agreement to develop, construct, own, lease, utilize, and/or purchase a project, a “Project Agreement”). As between the Parties, Company shall be responsible for managing the accreditation of the Projects as a capacity resource. Except as otherwise specified in the PSA, Customer’s rights to receive Electric Service pursuant to the PSA shall not be delayed or reduced at any time as a result of Company’s failure to obtain and maintain the Contract Capacity.
[* * *]    Application for Project Agreements. Company will apply to the Commission for approval of each Project Agreement within thirty (30) calendar days after execution of such agreement (a “Project Agreement Filing”). [* * *]
1.9.    The Parties shall cooperate in the selection, procurement, development, leasing and construction of the Projects, and Company shall consult with Customer and consider in good faith Customer’s or Customer’s agent’s input with respect to the selection, procurement, leasing, development and construction of Projects. To that end, the Parties shall meet no less than once per quarter to discuss progress relating to: (i) the development and construction of Customer’s Facility, (ii) Customer’s load ramp requirements, and (iii) the selection, procurement, development, leasing and construction status of the Projects in the Project Portfolio. Subject to the other terms and conditions of this Agreement, Company shall select, procure, develop, lease and construct Projects to include in the Project Portfolio, and, as between the Parties, Company shall be solely responsible for making all decisions pertaining to the procurement, development, construction and operation of all such Projects.
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2. Term
2.1.    Initial Term. The term of this Agreement (the “Initial Term”) shall commence upon the Commencement Date, and shall continue, unless earlier terminated in accordance with this Agreement, until the earlier of (a) the fifteenth (15th) anniversary of the Commercial Operation Date of the Final Project; and (b) February 28, 2045.
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3. Conditions Precedent
3.1.    With the exception of the obligations under this Section 3, each Party’s performance of its respective obligations under this Agreement are specifically conditioned on completion of the items listed below pursuant to the terms set forth in this Section 3 (the “Conditions Precedent”):
3.1.1.    The Michigan Public Service Commission (the “Commission”) shall approve of this Agreement and the PSA in accordance with Section 3.4 by no later than December 5, 2025;
3.1.2.    Customer shall provide Customer Credit Support in form and substance as required pursuant to Section 8 and Schedule 8 within thirty (30) calendar days following the Commission Approval Date, or as mutually agreed by the Parties in writing;
3.1.3.    Company’s board of directors approves this Agreement and Company delivers Notice to Customer of such approval no later than October 31, 2025; and
3.1.4.    Company and Landlord shall enter into the Line Extension Agreement no later than October 31, 2025.

3.2.    Conditions Precedent Deadline. The date the Conditions Precedent are satisfied shall be referred to herein as the “Effective Date”.
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3.3.    Application. Company will apply to the Commission for approval of this Agreement on or before October 31, 2025, subject to extension by written agreement of the Parties (including agreement by electronic mail) (the “Energy Storage Agreement Filing”) or, to the extent applicable, a later date with respect to an amended version of this Agreement pursuant to Section 3.4.1.1(a) or Section 3.4.2.3(a). Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval. [* * *]
4. Storage Capacity and Subscription Charge
4.1.    Settlement Amount. Customer agrees that, subject to the terms and conditions of this Agreement, it shall be responsible for reimbursing Company for all documented and reasonably incurred costs related to the Project(s) during the Term through its payment to Company of the Settlement Amount for each Project. Commencing on the first monthly billing cycle following the billing cycle during which the Commercial Operation Date of the first Project occurs (the “Commencement Date”), Customer’s monthly Company bill will include a line item for the Settlement Amount calculated over the most recent billing cycle.
4.2.    Settlements. Company shall include with each invoice delivered to Customer, information sufficient to demonstrate, for each Project in the Project Portfolio, the actual MISO settlement statements received by Company during the billing period.
4.3.    Project Portfolio Matrix. At least thirty (30) calendar days prior to the Commercial Operation Date for each Project, Company shall provide Customer with a revised Project Portfolio Matrix [* * *]

4.4.    Annual Project Revenue Requirement. Customer acknowledges and agrees that the Annual Project Revenue Requirement for each Project and the Project Portfolio Revenue Requirement shall increase or decrease, as applicable, for increases or decreases to Company’s total cost of developing, procuring, constructing, purchasing, leasing and/or operating each Project in the Project Portfolio. Following the conclusion of each calendar year, Company shall compare the actual costs of operating and maintaining each Project with the estimated costs provided in the Project Portfolio Matrix (such over collection or under collection, the “Reconciliation”) and the Annual Project Revenue Requirement for each Project will be adjusted to account for any Reconciliation. On or before April 1st of each year of the Term, Company shall provide Customer with a revised Project Portfolio Matrix reflecting the adjusted Project Portfolio Revenue Requirement and Annual Project Revenue Requirement for each year of the Term for each Project that has achieved commercial operation. Customer’s Subscription Charge shall be updated on May 1st of each year to reflect the adjusted Project Portfolio Revenue Requirement as set forth in the revised Project Portfolio Matrix.

4.5.    Augmentation. Subject to Section 4.8, the Annual Project Revenue Requirement of each Project in the Project Portfolio owned or operated by the Company directly, will include an estimate of the required augmentation of such Project, using Prudent Industry Practice, to maintain such Project’s expected capacity, and the aggregate Contract Capacity for Customer, during the Term of this Agreement (“Augmentation”). To the extent that Augmentation expenses for such Company owned Projects are over-recovered or under-recovered, such over-recovery or under-recovery shall be trued up with Customer in accordance with the annual reconciliation process set forth in Section 4.4. The Company shall maintain auditable records of any Augmentation projections and actual Augmentation expenses.

4.6.    Relief for Changes in Law, Force Majeure Events, Customer Caused Events and Excusable Events.
4.6.1.    Notice. In the event of a Relief Event or Customer Caused Event impacting one or more of the Projects and thereby affecting Company’s ability to perform its obligations under this Agreement, Company shall provide Notice to Customer describing the particulars of the occurrence of such Relief Event or Customer Caused Event on a Project specific basis within ten (10) Business Days after Company first gains knowledge of such Relief Event or Customer Caused Event. Such notice will, to the extent of Company’s knowledge thereof at such time, describe (i) the details and factual basis of the cause and nature of such Relief Event or Customer Caused Event, (ii) the anticipated length of delay due to such Relief Event or Customer Caused Event, (iii) the estimated additional costs, if any, (beyond those anticipated before the occurrence of such Relief Event or Customer Caused Event) to be incurred by Company as a result of such Relief Event or Customer Caused Event and (iv) any other effect on Company’s performance of its obligations hereunder.

4.6.2.    Mitigation. Any delay in performance caused by any Relief Event or Customer Caused Event will be of no greater scope and of no longer duration than is reasonably required by such occurrence. Company will furnish the Customer with regular reports with respect thereto during the continuation of any such Relief Event or Customer Caused Event. Company shall use commercially reasonable efforts to mitigate the cause of and effect on its performance hereunder of any such Relief Event or Customer Caused Event and Company will promptly resume full performance of its obligations hereunder once it is able to do so. For the avoidance of doubt, such commercially reasonable efforts shall, at a minimum, require compliance with the provisions set forth in this Section 4.6, as applicable.

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4.6.6.    Changes in Law Rendering Performance Illegal. In the event of a Change in Law at anytime during the Term which renders the performance of this Agreement by either or both Parties illegal or all or a material portion of this Agreement unenforceable, this Agreement shall be automatically terminated effective upon Notice from a Party to the other Party.
4.7.    Administrative Fee. Company shall include as a separate line item on Customer’s monthly bill the Administrative Fee for the Project Portfolio to cover the administrative services performed by

Company in connection with this Agreement. The Administrative Fee shall be fixed during the Term or the Renewal Term as applicable.
4.8.    Cost Recovery Period; Renewal Term Pricing.
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5. Invoicing and Payment; Taxes
5.1.    Invoicing. Except as set forth in this Agreement, Company shall bill Customer in accordance with the provision of the Company’s Rate Book. [* * *]
5.2.    Netting of Payments. Notwithstanding any other provision in this Agreement or any other agreement between the Parties, if at any time the Customer is required to make payments to Company under this Agreement, then on each payment date, the payment obligations of the Customer shall be netted against any payment obligations of Company under this Agreement.

5.3.    No Right to Setoff. Both Customer and Company agree that neither shall have the right to offset any amounts that may be owed to the other Party under this Agreement against any amounts owed under any other contract or work order between Customer and Company or any of their respective wholly owned affiliates, unless such offsetting is mutually agreed upon in writing. No payment of any amount, whether disputed or undisputed at the time of payment, shall waive any rights of Customer, including the right to later contest such payment and obtain reimbursement.

5.4.    Sales Tax.
5.4.1.    Customer shall be responsible for all sales and use taxes imposed by any state, or local governmental entity (“SUT Taxes”) on any amounts payable by Customer hereunder; and to the extent Company is required to pay any such SUT Taxes, Customer shall reimburse Company in connection with its payment of such taxes. In the event part or all of the services under this Agreement are subject to any exemption of SUT Taxes, Customer may furnish Company with an exemption certificate or other sufficient evidence of such exemption and Company will not charge any such exempted SUT Taxes to Customer, as applicable. Notwithstanding the previous sentence and except as otherwise stated in Company’s Rate Book, this Agreement (as part of the Project Portfolio Revenue Requirement) and/or the PSA, Customer shall not be responsible to pay any taxes imposed on, or with respect to, Company’s income, revenues, margin, gross receipts, personnel, or real or personal property, or other assets.
5.4.2.    Customer shall control the handling and resolution of any proposed assessment or other dispute with any governmental authority related to the taxability of the transactions contained herein.
5.5.    [Reserved.]
5.6.    Representations and Warranties for Michigan Sales Tax Exemption.
5.6.1.    Company represents and warrants that as of the Contract Date the Company is subject to and operating under the regulatory framework set forth in Section 51 of the Clean and

Renewable Energy and Energy Waste Reduction Act, of 2008 PA 295 MCL 460.1051 (the “Clean Energy Act”).
5.6.2.    Company represents and warrants that the Facility is not receiving Electric Service under any of the following rates:
5.6.2.1.    The long-term industrial load rate established under Section 10gg of 1939 PA 3 (MCL 460.10gg) unless the designated power supply resource on which the long-term industrial load rate is based was placed in operation after January 1, 2024 and the rate is at least equivalent to the average industrial rate charged to other industrial customers of the electric utility that serves the facility;
5.6.2.2.    A tariff rate approved in Michigan Public Service Commission Case No. U-21160, U-22163, or U-21646; or
5.6.2.3.    A rate that causes residential customers to subsidize the costs incurred to provide electric service to the facility.
6. Customer Default
6.1.    Customer shall be in default under this Agreement upon the occurrence of any of the following events (each, an “Customer Event of Default”):
6.1.1.    fails to pay when due any undisputed amount required to be paid under this Agreement only if that undisputed amount is not cured within twenty (20) calendar days after receipt of Notices thereof from the other Party;
6.1.2.    breaches any material term of this Agreement (not otherwise a payment default) that, if curable, is not cured within thirty (30) calendar days after receipt of Notice thereof from Company (or for breaches for which Customer has notified Company cannot be cured within thirty (30) calendar days despite its use of reasonable efforts but can be cured within sixty (60) calendar days, and such default has not been so cured by the extended sixty (60) calendar day deadline);
6.1.3.    the occurrence of a Bankruptcy; or
6.1.4.    fails to maintain the collateral requirements in Section 8 and/or Schedule 8 or fails to comply with its obligations under Section 8 and/or Schedule 8, and such failure is not cured within ten (10) Business Days after receipt of Notice thereof from Company.
6.2.    Termination. Company may terminate this Agreement upon five (5) Business Days prior Notice if any such Customer Event of Default is not cured, with regard to Sections 6.1.1, 6.1.2, and 6.1.4 above, within the time period stated. This Agreement shall automatically terminate upon the occurrence of a Customer Event of Default with respect to Section 6.1.3.
6.3.    Termination Payment.
6.3.1.    In the event that (a) Company elects to terminate this Agreement in accordance with this Section 6, or (b) this Agreement is terminated in accordance with Section 4.6: (i) Customer shall pay to Company within thirty (30) calendar days of receipt of such

Notice, as damages and not a penalty, an amount equal to the sum of Customer’s Subscription Charges for the remaining years in the Term for each Project included in the Project Portfolio Matrix (the “Termination Payment”), and (ii) provided that Company has received full payment of the Termination Payment from Customer, Customer shall continue to be entitled to monthly reimbursement of the Market Price Payment actually received by Company during the period to which the Termination Payment applies. A sample calculation of the Termination Payment is illustrated in Exhibit E.
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6.4.    Notice to Landlord and Customer Parent Guarantor. Company shall contemporaneously provide Notice to Landlord and Customer Parent Guarantor of any Notice to Customer provided in accordance with Section 6.1, or any Notice of Company’s election to terminate this Agreement as a result of the occurrence and continuance of a default by Customer under this Agreement. Notwithstanding anything else in this Agreement, the Customer Parent Guaranty, or any other agreement among the Parties, no notice of default or demand is required of any entity that is subject to a Bankruptcy or any other stay, injunction, or moratorium against payment demands, and any requirement to provide such notice of default or demand is excused, waived, and deemed satisfied.
7. Company Default
7.1.    Company shall be in default under this Agreement upon the occurrence of any of the following events (each an “Company Event of Default”):
7.1.1.    breaches any material term of this Agreement (not otherwise a payment default) that, if curable, is not cured within thirty (30) calendar days after receipt of Notice thereof from Customer (or such longer period of time as is reasonable under the circumstance to cure such default as long as Company commenced actions to cure such default within such thirty (30) calendar day period and is diligently proceeding to cure the same thereafter);
7.1.2.    the occurrence of a Bankruptcy; or
7.1.3.    Company fails to return Customer Credit Support in accordance with Section 8 and such failure is not cured within ten (10) Business Days after receipt of Notice from Customer.
7.2.    Termination. Customer may terminate this Agreement upon five (5) Business Days prior Notice if any such Company Event of Default is not cured within the applicable cure periods, with regard to Sections 7.1.1, or 7.1.3 above, within the time period stated. This Agreement shall automatically terminate upon the occurrence of a Company Event of Default with respect to Section 7.1.2.
7.3.    In the event that Customer elects to terminate this Agreement as a result of the occurrence and continuation of a Company Event of Default, Customer shall be entitled to seek all remedies available to it at law and in equity with respect to Customer’s damages under this Agreement.
8. Customer Credit Support
8.1.    Customer Credit Support. Customer shall provide Company with: (a) a guaranty substantially in the form set forth in Exhibit B (“Customer Parent Guaranty”) from Oracle Corporation (or another Affiliate of Customer approved by Company in writing) (the “Customer Parent Guarantor”), pursuant to which Customer Parent Guarantor has guaranteed the payment obligations of Customer under this Agreement and (b) if applicable pursuant to Schedule 8, one or more Letters of Credit equal to the aggregate stated amount of the applicable Letter of Credit posting as set forth in Schedule 8 (the “LC Required Amount,” as adjusted from time to time in accordance with this Section 8 and Schedule 8, and together with the Customer Parent Guaranty, the “Customer Credit Support”).
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8.5.    Customer Credit Support Costs. In all cases, the costs and expenses of posting, renewing, substituting, replenishing, and canceling the amount of the Customer Credit Support shall be borne by the Customer.

9. Intellectual Property Rights
9.1.    Each Party shall retain all rights, title, and interest in and to all of its Background IP, and nothing in this Agreement shall be construed as granting the other Party any rights or licenses in or to such Background IP. For the avoidance of doubt, any Intellectual Property developed by any Party during the term of this Agreement that is not related to or arising from the performance under this Agreement shall be considered “Background IP” of that Party.
9.2.    Unless otherwise agreed by the Parties in writing, Project IP shall be owned by Customer. For the avoidance of doubt, any Intellectual Property developed by any Party during the term of this Agreement that is related to and arising from the performance under this Agreement shall be considered “Project IP”.
9.3.    Notwithstanding anything to the contrary in this Agreement, Company shall retain sole and exclusive ownership of (i) any Project IP that is derivative of and related to Company’s proprietary power generation technology and processes, and (ii) any enhancements, improvements or modifications to its Background IP, including any enhancements to its power generation technology or related operation developed during the performance of this Agreement, (collectively, clauses (i) and (ii), “Company IP”). Customer hereby assigns (and shall cause its Affiliates and personnel to assign) to Company, without compensation, all rights, title, and interest in and to any Company IP, including all Intellectual Property Rights therein.
9.4.    Company hereby grants to Customer a limited, irrevocable, royalty-free, non-exclusive license to use such Company IP during the Term or any Renewal Term of the Agreement for the work performed under this Agreement or operation of Company equipment or facilities. Customer hereby grants to Company a limited, irrevocable, royalty-free, non-exclusive license to use Project IP during the Term of the Agreement in connection with Company’s performance hereunder.
10. Confidentiality
10.1.    For the purpose of this Agreement, a party disclosing Confidential Information shall be referred to as the “Disclosing Party” and a party receiving Confidential Information shall be referred to as the “Recipient”. “Confidential Information” includes any and all information hereafter disclosed by or at the direction of the Disclosing Party to Recipient that is designated in writing as confidential or, subject to Section 10.5, a reasonable party would consider to be of a confidential nature including but not limited to this Agreement and the PSA; provided, however, Confidential Information does not include (i) information that, at the time of disclosure or thereafter, was generally available to and known by the public, other than as a result of a disclosure by Recipient in violation of this Section 13; (ii) information that, at the time of disclosure or thereafter was available to Recipient or its Representatives (as defined below) from a source not known by Recipient to be bound by a duty of confidentiality to the Disclosing Party with respect to such information; (iii) information that, prior to disclosure by or at the direction of the Disclosing Party, was known to Recipient or its Representatives; or (iv) information that is independently developed by Recipient or its Representatives by persons without reliance on the Confidential Information and without violating the obligations hereunder.
10.2.    Confidential Information is and shall, at all times, remain the property of the Disclosing Party. Recipient may disclose Confidential Information to any of its officers, directors, employees, advisors, shareholders, members, managers, attorneys or agents (collectively, “Representatives”). The Recipient shall advise such persons of the existence of this Agreement, of the confidential nature of the information and of the Recipient’s obligations regarding the same under this Agreement. Receiving Party agrees that it shall maintain the Disclosing Party’s Confidential Information in confidence and shall not use the Confidential Information except as required or necessary in accordance with this Agreement. Recipient agrees that it shall maintain the Disclosing Party’s Confidential Information in confidence and shall not use the Confidential Information except to the extent necessary to carry out is obligations under this Agreement. Recipient shall be responsible for any breach of this Agreement by such Representatives.
10.3.    In the event that Recipient is requested or required under compulsion of legal process to disclose such Confidential Information, Recipient shall not, unless required by Law, disclose the information until the Disclosing Party has first (i) received prompt Notice of such request or requirements to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information.
10.4.    To the extent Confidential Information, including this Agreement, must be filed with the Commission or other applicable regulatory governmental agency, Company shall notify Customer in advance of such disclosures (or if advance notification is not practicable, as promptly as reasonably practicable after such disclosure), and, before a filing is required to be made, collaborate with Customer to identify redactions that will, to the greatest extent possible under the circumstances, limit the amount of Confidential Information that is publicly disclosed.
10.5.    Any Confidential Information disclosed in writing or electronically by a Party under this Agreement shall be clearly marked, labeled, or otherwise identified as “Confidential” at the time of disclosure. If Confidential Information is initially disclosed orally or visually, the disclosing Party shall, within thirty (30) calendar days of such disclosure, provide the receiving Party with a written summary of the information that is designated as “Confidential.”
11. Limitation of Liability
11.1.    Limitation of Liability for Delays. To the fullest extent permitted by Law, Company shall not be liable for any damages, penalties, liquidated damages, or claims arising from delays, disruptions or failures to perform caused by any Relief Event or Customer Caused Event as set forth in

Section 4.6. In the event of a delay caused by a Relief Event, the Customer’s sole remedy shall be an extension of time to meet the Customer Committed Capacity Ramp.

11.2.    Consequential Damages.
Neither Party shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort including negligence, strict liability, professional liability, product liability, contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, including loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided, however, that the foregoing shall not apply to any Party’s obligations to indemnify, defend and hold harmless any Indemnified Party (defined below) for claims and liabilities in respect of claims by third persons that are indemnified by such Party hereunder.
11.3.    Limitation on Liability for Customer Sales Tax Exemption Under Michigan Compiled Law 205.54ee. Notwithstanding anything to the contrary in this Agreement, Company shall not be liable to Customer for any taxes, penalties, losses, or damages for (a) any failure to obtain the sales tax exemption under MCL 205.54ee or (b) any failure to maintain the sales tax exemption under MCL 205.54ee. Specifically, in the event Company is deemed non-compliant with the requirements under Section 51 of the Clean Energy Act during the Term, Customer shall have no cause of action against Company for such non-compliance.
12. Assignment
12.1.    Without the prior written consent of the non-assigning Party (such consent not to be unreasonably withheld, delayed or denied), neither Party shall be entitled to assign or transfer this Agreement or its rights and obligations under this Agreement, and any such assignment or transfer without such consent is void. Notwithstanding the foregoing, except as set forth in Section 12.1.2 below, a Party may make the following assignments without the prior written consent of the other Party, but shall provide Notice of such assignment:
12.1.1.    Customer may (i) collaterally assign this Agreement to a financing party providing construction or long-term financing for the Facility, and (ii) issue or sell equity interests in Customer to a financing party pursuant to any equity financing.  In no case shall any such rights and terms of such collateral assignment materially or adversely affect any of Company’s commercial rights or obligations under this Agreement and Customer shall remain liable for its liabilities and obligations under this Agreement.
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12.1.3. Company may without consent of Customer assign this Agreement to: (a) a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Michigan; (b) to any successor to Company that is a public utility regulated as to rates and service by the Commission pursuant to applicable Law; (c) as otherwise required by Law or by operation of Law; or (d) to an Affiliate of Company that is reasonably expected to be capable of performing Company’s obligations under this Agreement (as reasonably determined by Company). Customer agrees that such assignment and delegation shall operate to release Company from all (or such portion of)

its responsibilities under this Agreement, except as may have accrued up to the effective date of such assignment.
12.2.    This Agreement may not be assigned to a Sanctioned Person. Neither Party may suffer a change of ownership or control, whether direct or indirect, voluntary or by operation of Law, such that a party becomes a Sanctioned Person.
13. Dispute Resolution; Governing Law; Venue
13.1.    Dispute Resolution. In the event a controversy, claim or dispute arises between the Parties regarding the application or interpretation of any provision of this Agreement or the breach, termination or validity thereof (each, a “Dispute”), the Party alleging the Dispute shall promptly notify the other Party of the Dispute. If the Parties shall have failed to resolve the Dispute within thirty (30) calendar days after delivery of such Notice, each Party shall, within ten (10) Business Days after receipt of a written demand from the other Party to do so, direct a senior executive (Vice President level or above) to confer in good faith with a senior executive of the other Party to resolve the Dispute. Should the Parties be unable to resolve the Dispute to their mutual satisfaction within twenty (20) Business Days after the initial meeting of the senior executives, each Party shall have the right to pursue its rights under Law or in equity.
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13.3.    Governing Law. This Agreement and all disputes arising between the Parties under this Agreement shall be governed exclusively by the Laws of the State of Michigan, without reference to its choice of Law rules, except as to any matters subject to federal Law and the exclusive jurisdiction of FERC.

13.4.    Jury Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.
14. Indemnification
14.1.    Notwithstanding any other provision of this Agreement and to the fullest extent permitted by Law, each Party agrees to protect, defend, indemnify and hold the other Party, including its directors, officers, employees, attorneys-in-fact, agents and affiliated companies (“Indemnified Parties”), free and harmless from and against (a) any and all loss, damage, and liability to third-parties for property damage, and (b) any and all third-party claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, each (a) and (b) to the extent arising in connection with this Agreement or the PSA and due to the gross negligence or willful misconduct of the indemnifying Party or its agents, employees or subcontractors.
14.2.    To the extent permitted by Law, Customer waives the benefit for itself and all subcontractors, insofar as the indemnification of the other is concerned, of the provisions of any applicable Workers’ Compensation Law limiting the tort or other liability of any employer on account of injuries to the employer’s employees.

14.3.    Notwithstanding the foregoing, the indemnified Party shall be entitled, at its own cost, if it so elects, to representation by attorneys of its own selection, including attorneys employed by it.
14.4.    The indemnified Party shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions and no such compromise or settlement shall be made by the indemnifying Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld; provided, that such consent shall not be required if (x) the settlement agreement contains a complete and unconditional release of the Indemnified Parties, (y) the settlement agreement obligates the indemnifying Party to pay the full amount of any claims attributable to the Indemnified Parties concurrently with the settlement, and (z) the settlement agreement does not contain any direct or indirect requirements upon or provisions for the Indemnified Parties, directly or indirectly encumber any of the assets of the Indemnified Parties, require any admission of liability by the Indemnified Parties or involve criminal liability.
14.5.    The obligation of each Party to indemnify the other hereunder shall survive the termination or cancellation of this Agreement.
15. Miscellaneous
15.1.    Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing (which shall include electronic mail) and shall be personally delivered or sent by a courier or transmitted by electronic mail to a Party as follows or to such other address as the Party may substitute by Notice in accordance with this Section 15.1 after the date of this Agreement:
If to Company:
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If to Customer:
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15.2.    During the Term, Company shall use commercially reasonable efforts or, to the extent applicable, use commercially reasonable efforts to cause Project Parties, to operate and maintain the Project(s) in accordance with Prudent Industry Practice.
15.3.    The terms and provisions of this Agreement shall not be modified or waived except by the execution by the Parties of a written amendment to this Agreement. The waiver by a Party of a breach or violation of any provision of this Agreement will not operate as or be construed to be a waiver of any subsequent breach or violation thereof.
15.4.    Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles. The obligation to perform all of the terms and conditions shall remain in effect regardless of the performance of any invalid term by the other Party. Any entity that succeeds by purchase, merger, consolidation or other transfer to the properties of Company or Customer either substantially or as an entirety, shall be entitled to the rights and will be subject to the obligations of its predecessor in interest under this Agreement. Except as provided in Section

12 above, neither Customer nor Company may assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of the other Party.
15.5.    This Agreement shall not create any rights in third parties, and no provision of this Agreement will be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than the Parties.
15.6.    The execution of this Agreement shall not create, nor shall this Agreement be construed as creating any partnership, joint venture or agency relationship between the Parties hereto.
15.7.    This Agreement shall be binding on the Parties hereto and on their respective successors, heirs and permitted assigns.
15.8.    This Agreement and the PSA, together with the Company’s Rate Book, as may be amended from time to time, reflect the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof.
15.9.    All headings and captions contained in this Agreement are for convenience of reference only and shall not, in any way, affect the meaning of any provision hereof. No provision of this Agreement shall be interpreted more or less favorably towards either Party because its counsel drafted all or a portion hereof. The recitals set forth in this Agreement are an integral part hereof and shall have the same contractual significance as any other language contained in this Agreement. Facsimile and pdf signatures shall be as legally binding and considered in all manner and respects as original signatures. Unless otherwise defined herein, any capitalized terms in this Agreement shall have the meaning set forth in the Company’s Rate Book or the PSA, as the context may require.
15.10.    This Agreement may be executed electronically, or in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.
[Remainder of Page Blank – Signatures on the Next Page]

IN WITNESS WHEREOF, Company and Customer have each caused this Agreement to be duly executed by their authorized representatives identified below, effective as of the Contract Date.
CUSTOMER
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[Signature Page to Energy Storage Agreement]

Schedule 8
Energy Storage Agreement Letter of Credit Posting Amounts (LC Required Amounts)
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Exhibit A - Form of Project Portfolio Matrix

Project Detail (one for each project in Project Portfolio):

Project:

Installed Storage Capacity (MW):
Expected Commercial Operation Date:
Annual Project Revenue Requirement:

Year	(a) Number of Billing Periods	(b) Annual Project Revenue Requirement ($)	(c) = (b)/(a) Project Billing Period Charge ($)

Project Portfolio Revenue Requirement

Total Portfolio Installed Storage Capacity (MW):
Project Portfolio Revenue Requirement:

Year	(a) Project Portfolio Revenue Requirement ($)

Exhibit B
GUARANTY
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Exhibit C - Applicable Definitions

“Administrative Fee” means, for each billing cycle, the amount equal to [* * *]
“Affiliate” means with regard to a Party, any person that directly or indirectly: (a) controls that Party; (b) is controlled by that Party; or (c) is under common control with that Party; where for each of (a), (b), and (c), “control” is defined as possession of the power to direct or cause the direction of the management and policies of a legally recognizable entity, through direct or indirect majority ownership or minimum percentage ownership that would grant the party a controlling interest in such entity.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Services Revenue” means, for each billing cycle, the revenue actually collected by Company from MISO for Operating Reserve, Up Ramp Capability, Down Ramp Capability, Short-Term Reserve, Regulating Reserve, and Other Ancillary Services (each as defined in the MISO Tariff) for each Project in the Project Portfolio.
“Annual Project Revenue Requirement” means, with respect to a Project, the cost to Company (including Company’s Commission authorized rate of return, and any financial incentives authorized by MCL 460.1028) of developing, procuring, constructing, leasing, utilizing, and/or purchasing a Project, as well as the cost of operating such Project, including Augmentations, over its projected Cost Recovery Period, each as reasonably determined by Company in a commercially reasonable manner.
“Approved Project” has the meaning set forth in Section 1.3 of this Agreement.
“Augmentation” has the meaning set forth in Section 4.5 of this Agreement.
“Bankruptcy” means that (i) an entity shall voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of an entity, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such entity or for a substantial part of its property or assets or (C) the winding-up or liquidation of an entity; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) an entity shall consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in the foregoing clause (ii), (iv) an entity shall apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets, (v) an entity shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) an entity shall make a general assignment for the benefit of creditors, (vii) an entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (viii) an entity shall take any action for the purpose of effecting any of the foregoing.
“Business Days” means any day other than Saturday, Sunday, Federal Reserve Bank holiday, or other day that is a holiday observed by Company.

“Capacity Revenue” means all actual, incremental net revenue to be collected by Company or its affiliates from MISO as a result of the participation of each Project in the Project Portfolio in the MISO Planning Resource Auction. Company shall cause each Project in the Project Portfolio to participate in the MISO Planning Resource Auction as a “Self-Scheduled Resource.” For the avoidance of doubt, for any Project that is co-located with an existing generation asset, Capacity Revenue shall be estimated by Company to equal the incremental net revenue collected by Company in excess of the revenue Company would have otherwise collected from the existing generation asset’s Capacity Revenue (if such existing generation asset was not co-located with the applicable Project).
“Change in Law” means the adoption, enactment or other effectuation, or any change in the judicial, regulatory or administrative application or interpretation, or any amendment, repeal or other modification, by any Governmental Authority of any Law that adversely affects either Party’s (or any Project Party’s) performance under this Agreement or any Project Party’s performance under any Project Agreement (including any Executive Order or similar directive from the Executive Branch that changes the interpretation of any of the foregoing), in each case, after the Contract Date; provided, however, in the case of any new Law, order or any other legally binding requirement or directive or change to any existing Law, order or other legally binding requirement applicable to either Party’s performance of its obligations under this Agreement or to a Project Party’s performance of its obligations under a Project Agreement, in either case that is enacted prior to the Contract Date, but for which the effectiveness thereof occurs after the Contract Date, shall not constitute a Change in Law hereunder.
“Charging Energy” means, for each Project in the Project Portfolio, the Energy received at such Project’s point of interconnection with the MISO system and used to charge such Project for resale into the MISO market.
“Commencement Date” has the meaning set forth in Section 4.1 of this Agreement.
“Commercial Operation Date” means, with respect to any Project, the date by which such Project achieves regular operation as an integrated whole, including the storage of Charging Energy and delivery of the full electrical energy output of the Project to and from the Project’s point of interconnection with the MISO system, consistent with Prudent Industry Practices and in accordance with the other applicable terms and conditions of this Agreement.
“Commission” has the meaning set forth in Section 3.1.1 of this Agreement.
“Commission Approval Date” has the meaning set forth in Section 3.4.3 of this Agreement.
“Company” means DTE Electric Company, a Michigan corporation.
“Company Event of Default” has the meaning set forth in Section 7.1 of this Agreement.
“Company’s Rate Book” means Company’s Rate Book for Electric Service. Company’s Rate Book as of the Contract Date can be found at https://www.michigan.gov/mpsc/-/media/Project/Websites/mpsc/consumer/rate-books/electric/dte/dtee1cur.pdf?rev=cf55d05b027a43fc9d4f762672e9aa9e&hash=D28CE
34BD%20%2007DCDD7279069015BB8121A and may be updated, revised and/or modified as approved or agreed to by the Commission.
“Conditions Precedent” has the meaning set forth in Section 3.1 of this Agreement.
“Confidential Information” has the meaning set forth in Section 10.1 of this Agreement.

“Contract Capacity” has the meaning set forth in Section 1.1 of this Agreement.
“Contract Date” has the meaning set forth in the preamble to this Agreement.
“Cost Recovery Period ” means, for each Project, the “Cost Recovery Period” as set forth in the Project Portfolio Matrix, which shall not exceed fifteen (15) years from the applicable Commercial Operation Date.
“Credit Rating” means with respect to an entity on any date of determination: (1) the respective rating then assigned to its senior unsecured and unsubordinated long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s, as applicable, or (2) if such entity does not have a rating for its unsecured, senior, long-term debt, then the corporate rating or issuer rating, as applicable, then assigned to such entity by S&P or Moody’s, as applicable.
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“Customer” has the meaning set forth in the preamble to this Agreement.
“Customer Caused Event” means any demonstrable delays or increased costs, in each case, in connection with Company’s performance of its obligations under this Agreement to the extent due to any failure, delay or non-performance by Customer that adversely impacts Company’s performance of its obligations under this Agreement.
“Customer Committed Capacity Ramp” has the meaning set forth in the PSA.
“Customer Credit Support” has the meaning set forth in Section 8.1 of this Agreement.
“Customer Event of Default” has the meaning set forth in Section 6.1 of this Agreement.
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“Data Center Location” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“Day-Ahead Energy and Operating Reserve Market” has the meaning ascribed to that term in the MISO Tariff.
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“Disclosing Party” has the meaning set forth in Section 10.1 of this Agreement.
“Dispute” has the meaning set forth in Section 13.1 of this Agreement.
“Early Termination Date” means any date on which this Agreement is terminated after the Effective Date but before the end of the Term.
“Effective Date” has the meaning set forth in Section 3.2 of this Agreement.
“Electric Service” has the meaning set forth in the PSA.
“Energy” has the meaning ascribed to that term in the MISO Tariff.

“Energy Revenue” means, for each billing cycle, the difference between (i) (a) the revenue actually collected by Company from MISO for the charging or discharging of Energy from each Project in the Project Portfolio into the MISO Day-Ahead Energy and Operating Reserve Market and/or the MISO Real-Time Energy and Operating Reserve Market, and (ii) the amounts paid to MISO for any Charging Energy.
“Energy Storage Agreement Filing” has the meaning set forth in Section 3.3 of this Agreement.
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“Expected Commercial Operation Date” means the date set forth in Exhibit A - Form of Project Portfolio Matrix for each Project.
“Facility” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Final Project” has the meaning set forth in Section 1.3 of this Agreement.
“Force Majeure Event” means any event or circumstance, or combination of events or circumstances, arising after the Contract Date that wholly or partly prevents or delays a Party from performing any obligation under this Agreement or wholly or partly prevents or delays a Project Party from performing any obligation under a Project Agreement, in either case, but only if and to the extent:
(a)    such event or circumstance, or combination of events or circumstances, is not within the reasonable control of the Party or Project Party, as applicable;
(b)    The Party or Project Party, as applicable, has used reasonably diligent efforts in taking precautions and measures to (i) avoid the effect of such event or circumstance, or combination of events or circumstances, on the Party or Project Party, as applicable, and (ii) mitigate the consequences thereof;
(c)    such event or circumstance, or combination of events or circumstances, does not result from the failure of the Party or Project Party, as applicable, to perform any of its obligations under this Agreement or the applicable Project Agreement, as the case may be; and
(d)    such event or circumstance, or combination of events or circumstances, could not have been (i) reasonably anticipated or (ii) avoided by the exercise of reasonable diligence and care.
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“Governmental Authority” means any federal, state, local, municipal, or other governmental, regulatory, administrative, quasi-governmental, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission authority, body or entity, or any political subdivision thereof, including MISO or its successor, having legal jurisdiction over the matter or person in question.
“Initial Term” has the meaning set forth in Section 2.1 of this Agreement.

“Installed Storage Capacity” means, for each Project, the actual or expected nameplate capacity of such Project expressed in MW as the rate at which such Project can deliver electric energy to its point of interconnection with the MISO system continuously for four (4) hours, as set forth in the Project Portfolio Matrix for such Project.
“Intellectual Property” means (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, mask work rights and moral rights, and any registrations and applications for registration thereof; (b) trade secret rights and other rights in know-how and confidential or proprietary information; (c) patents, patent applications and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights; and (d) rights in software.
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“Laws” means all laws, treaties, ordinances, statutes, judgments, decrees, injunctions, writs, orders, rules, regulations, tariffs, interpretations, open-access transmission tariffs, and permits of any Governmental Authority having jurisdiction of the transmission of electricity, performance of the work, all and each document, instrument and agreement delivered hereunder or in connection herewith, health and safety, or the environmental condition of the location of the Projects in the Project Portfolio or Customer’s facilities.
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“Line Extension Agreement” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“Market Price Payment” means, for each Project in the Project Portfolio, the sum of all (a) Capacity Revenue, (b) Energy Revenue, and (c) Ancillary Services Revenue (for each (a), (b), and (c), each relevant MISO charge type) earned by such Project from the MISO market during the applicable billing cycle made available to Company.
“Meet and Confer Request” has the meaning set forth in Section 3.4.2 of this Agreement.
“MISO” means Midcontinent Independent System Operator, Inc.
“MISO Planning Resource Auction” has the meaning ascribed to the term “Planning Resource Auction” in the MISO Tariff and shall include any successor term and mechanism used by MISO to purchase and sell capacity.
“MISO Tariff” means the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
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“Moody’s” means Moody’s Investors Service, Inc. or its successor.
“Notice” has the meaning set forth in Section 15.1 of this Agreement.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Party” has the meaning set forth in the preamble to this to this Agreement.

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“Project” has the meaning set forth in Section 1.1 of this Agreement.
“Project Agreement” has the meaning set forth in Section 1.1 of this Agreement.
“Project Agreement Filing” has the meaning set forth in Section 1.2 of this Agreement.
“Project Party” means, in connection with the development, construction, lease, utilization, purchase, ownership, operation or maintenance of a Project, Company or any counterparty to a Project Agreement or any of Company’s or such counterparty’s respective Affiliates, contractors, subcontractors or suppliers.
“Project Portfolio” has the meaning set forth in Section 1.3 of this Agreement.
“Project Portfolio Matrix” has the meaning set forth in Section 1.3 of this Agreement.
“Project Portfolio Revenue Requirement” has the meaning set forth in Section 4.3 of this Agreement.
“Prudent Industry Practice” means the practices, methods and acts engaged in or approved by those professional firms providing similar services to the energy storage industry in the United States, that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected by a reasonably prudent business company of established reputation in the energy storage industry to accomplish the desired result in a manner consistent with applicable Laws, regulations, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy and expedition. Prudent Industry Practice is a range of reasonable practices and does not necessarily mean the highest standard in the industry.
“PSA” has the meaning set forth in the Recitals to this Agreement.
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“Real-Time Energy and Operating Reserve Market” has the meaning ascribed to that term in the MISO Tariff.
“Recipient” has the meaning set forth in Section 10.1 of this Agreement.
“Reconciliation” has the meaning set forth in Section 4.4 of this Agreement.
“Relief Event” means a Force Majeure Event, Change in Law, or Excusable Events.
“Relief Event Cost Cap” has the meaning set forth in Section 4.6.5.3 of this Agreement.
“Relief Event Costs” has the meaning set forth in Section 4.6.5 of this Agreement.
“Relief Event Notice” has the meaning set forth in Section 4.6.5 of this Agreement.
“Renewal Term” has the meaning set forth in Section 2.2 of this Agreement.
“Representatives” has the meaning set forth in Section 10.2 of this Agreement.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any person listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such person or persons or acting for or on behalf of such person or persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.
“Self-Scheduled Resource” has the meaning ascribed to that term in the MISO Tariff.
“Settlement Amount” means for each billing cycle, equals (i) the Subscription Charge, minus (ii) the Market Price Payment.
“Standard & Poor’s” or “S&P” means S&P Global Ratings or its successor.
“Subscription Charge” means, for each billing cycle, the sum of the applicable “Project Billing Period Charge”, as set forth in Exhibit A for each Project in the Project Portfolio..
“SUT Taxes” has the meaning set forth in Section 5.4.1 of this Agreement.
“Term” has the meaning set forth in Section 2.2.1 of this Agreement.
“Termination Payment” has the meaning set forth in Section 6.3.1 of this Agreement.
“Total Customer Credit Support Amount” means the Customer Credit Support in the forms and amounts required pursuant to Section 8 and Schedule 8.
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“Transmission Owner” means ITC Holdings Corporation and its Affiliates.

Exhibit D

Sample Invoices

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Exhibit E

Sample Termination Payment Calculation

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